Exhibit (C)(2)

Private & Confidential [***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24 b - 2 of the Securities Exchange Act of 1934 , as amended . This information has been filed separately with the Securities and Exchange Commission . Project Cheetah Special Committee Materials for Discussion January 23, 2024

Agenda Ag e n d a I t e m s ▪ Review of [***] Offer ▪ Preliminary M&A Premiums Paid Analysis ▪ Potential Process Alternatives ▪ Discussion of Potential Response to [***] 2

Review of [***] Offer S u m m a r y O ve r v i e w of O f f e r ▪ Acquisition : 100% acquisition of the common shares outstanding, all cash at $3.17/share ‒ No financing condition ▪ Rollover Participants : CEO and potentially other executive officers to roll over all outstanding common shares of Cheetah ▪ Diligence/Timing : 6 weeks to complete diligence ▪ Key Employees : Key employees (and Rollover participants) expected to enter into employment agreements prior to entering into a definitive agreement ▪ Definitive Agreement : Simple majority of outstanding common shares of Cheetah for approval and expect other principal shareholders to enter into support agreements with respect to the [***] acquisition ▪ [***] Approvals : Approval from board of directors will be required to execute definitive agreement, [***] shareholder approval will not be required ▪ Interim Financing : [***] has stated their willingness to provide interim financing prior to closing if required 3

Review of [***] Offer – Implied Enterprise Value ▪ Based upon $3.17 per share offer price ▪ Analysis is based on most recent 10 - Q capitalization structure - Based on 15,846,935 shares outstanding $50,235 Implied Value of All Common Stock Outstanding - Based on 729,948 RSUs outstanding $2,314 RSU Value - Based on 1,340,813 options all out of the money $0 Options value $0 Warrant Value $52,549 Implied Total Equity Purchase Price $62,488 Less: Cash 9/30 - Consists of $103.0 million of [***] Preferred Stock $103,000 Plus: Debt and Debt - Like Items 9/30 liquidation value a/o 9/30/2023 Implied Enterprise Value $93,061 4 Purchase Price Consideration $ in thousands, except per share data

Preliminary M&A Premiums Paid Analysis (2) Corresponding premium based on $3.17 per share offer price ▪ Screening criteria: ▪ Deals completed or those announced since January 1, 2021 in the United States and Canada ▪ Deals that were 100% cash transactions acquiring greater than 50% of the Target Company ▪ Transaction sizes ranging from $20 million to $250 million ▪ Includes only Technology Company transactions ▪ 17 total transactions in analysis 5 Source : S&P Capital IQ as of 1/22/2024 (1) Represents 1 Day, 1 Week, 1 Month and 3 Month Spot Premium prior to Announcement Date of Transaction 92.6% 92.3% 93.5% 91.5% High 69.2% 53.2% 57.9% 57.0% 75th Percentile 46.3% 42.9% 42.9% 47.1% Median 15.8% 13.2% 23.6% 23.8% 25th Percentile (43.1%) (39.8%) (3.4%) (4.3%) Low $4.50 9/19/2023 $3.00 11/19/2023 $3.80 12/12/2023 $3.02 12/19/2023 Cheetah Closing Share Price Date - 29.6% 5.7% - 16.6% 5.0% Corresponding Premium (2) Premiums Paid Analysis (1) 1 - Day 1 - Week 1 - Month 3 - Month

Potential Process Alternatives

- **There are a range of process options available to Cheetah and the Special Committee ("SC")**

	Broad Market Check	Limited Market Check	Direct Negotiation with Post-DA Go-Shop
Overall Speed of Process	*Longest*	←————→	*Quickest*
Breadth of Outreach	Up to 50+ Additional Potential Parties	Limited number (e.g. ~ 10) of Additional Potential Parties; Potential Go-Shop	Broad Post-DA Go-Shop
Potential Time Provided to Additional Parties	Approximately 30-35 Days to Reach IOI	Approximately 10-15 Days to Reach IOI pre-DA; Duration of Potential Go-Shop	Duration of Go-Shop
Considerations	Most comprehensive market check, but time consuming and potentially disruptive	Allows market check with believed high conviction buyers while negotiating with [***]; a Go-Shop provision would allow interested parties to continue doing work	Negotiate directly with [***], possibly with a limited initial market check in parallel, with Go-Shop period post-DA as primary market check

CRAIG-HALLUM CAPITAL GROUP LLC | 6

Jun - 24 May - 24 Apr - 24 Mar - 24 Feb - 24 Jan - 24 Dec - 23 TRANSACTION ACTIVITY 24 17 10 3 27 20 13 6 29 22 15 8 1 25 18 11 4 26 19 12 5 29 22 15 8 1 25 18 11 4 Discuss Process Strategy - Special Committee Meeting Broad Market Check Gather Information and Conduct Due Diligence with Management, Update Materials Launch Market Check Request IOIs from Market Check Parties Select Party to Move Forward Manage Diligence and DA Drafting Potentially Execute Definitive Agreement with Interested Party & Deliver Fairness Opinion Draft Proxy and Begin SEC Review Period / Receive SEC Clearance / Continued Diligence Shareholder Voting Period Close Transaction Window Limited Market Check Prepare For & Launch Market Check and in Parallel Negotiate with [***] Request IOIs from Market Check Parties Select Party/Parties to Move Forward Manage Diligence and DA Drafting Potentially Execute Definitive Agreement with Interested Party & Deliver Fairness Opinion Potential Go - Shop Period Draft Proxy and Begin SEC Review Period / Receive SEC Clearance / Continued Diligence Shareholder Voting Period Close Transaction Direct Negotiation / Post Definitive Go - Shop Respond to [***] & Negotiate IOI Manage [***] Diligence & DA Drafting: Potential Limited Market Check in Parallel Potentially Execute Definitive Agreement & Deliver Fairness Opinion Potential Go - Shop Period Draft Proxy and Begin SEC Review Period / Receive SEC Clearance / Continued Diligence Mailed Proxy & Shareholder Vote Close Transaction NUMBER OF WEEKS FROM KICK - OFF 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 Potential Process Alternatives – Illustrative Timelines 7 Si Key Indicative Dates gning DA: ~Week of April 1 Closing: ~Week of June 10 Key Indicative Dates Si ng DA: ~Week of March 4 gni Cl osing: ~Week of May 13 Key Indicative Dates Signing DA: ~Week of March 11 Closing: ~Week of May 20

Discussion of Potential Response to [***] S e l e c t e d R e s p o n s e C o n s i d e r a t i o n s ▪ Price ▪ Timing of any Rollover / Employment & Incentive Agreements ▪ Diligence / Timing ▪ Shareholder Vote – Majority of the minority vs. Majority of all outstanding shares ▪ Potential Go - Shop Provision ▪ Regulatory Considerations – e.g. CFIUS ▪ Timing of Potential Customer Awards 8